News Release
FOR IMMEDIATE RELEASE

DATE:	November 5, 2007

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Third Quarter 2007 Earnings

Mount Laurel, NJ, November 5, 2007 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, today reported a net loss of $94,000 for the third quarter of 2007, compared to net income of $299,000 for the third quarter of 2006. On a basic and diluted per share basis, net loss for the third quarter of 2007 amounted to $0.02 per share, compared to net income of $0.06 per share for the third quarter of 2006.  For the nine month period ended September 30, 2007, results of operations reflected a net loss of $141,000, compared to net income of $975,000 for the same period of 2006.  On a basic and diluted per share basis, the net loss for the nine month period ended September 30, 2007 was $0.03 per share, compared to net income of $0.19 per share for the same period of 2006.

Included in these results are the cost of the significant transition of Sterling Bank, through the formation of Sterling Banks, Inc. and the subsequent acquisition of Farnsworth Bancorp, Inc. and its’ primary operating subsidiary, Peoples Savings Bank.  The addition of this four branch thrift institution, headquartered in a geographic area adjacent to Sterling Bank’s primary base of operations, coupled with the opening in June of the newly constructed Delran Township retail facility, provided an expansion of our retail banking footprint from seven to eleven retail locations between March and September 2007, following the discontinuance of operations at one of the acquired Peoples branches during September 2007.  During this period, management has carefully focused on creating a smooth consolidation of operations, pursued an aggressive assessment of credit quality, focused attention on capital levels and regulatory measurement ratios, and a careful merger of internal cultures, as the former thrift institutional approach was replaced by the standards of Sterling Bank.  Progress has met expectations to date.

The Company’s change in earnings is attributable primarily to an increase of $2.1 million, or 25%, in noninterest expenses, from $8.1 million during the first nine months of 2006, to $10.2 million during the first nine months of 2007.  Included in this increase is an increase in compensation expense of $787,000, or 17%, is primarily related to personnel costs for staffing increases due to the merger with Farnsworth Bancorp in March 2007; Occupancy, equipment and data processing expenses increased $422,000, or 20%, primarily as a result of the merger; and  professional services and other operating expenses increased $741,000, or 78%, primarily as a result of the merger; and $253,000 in one time start up costs related to the formation of our holding company, Sterling Banks, Inc. in March 2007.

3100 Route 38, Mount Laurel, New Jersey 08054

As of September 30, 2007, the Company’s assets totaled $416 million, compared to assets of $335 million on September 30, 2006, representing a 24% increase.  Total loans amounted to $313 million on September 30, 2007, reflecting an increase of 26% over total loans as of September 30, 2006 of $248 million.  Total deposits expanded to $364 million on September 30, 2007, an increase of 26% from $288 million on September 30, 2006. Consistent with the current level of operating results, the Board of Directors has determined that no cash dividend on the common shares of the Company will be paid to shareholders during the 4th quarter of 2007.

Robert H. King, President and CEO commented concerning the progress of Sterling during 2007: “From a challenging industry environment, which includes the widely discussed extended period of an inverted to flat yield curve, industry wide margin compression, and the much publicized residential mortgage market disruptions, Sterling has realized an enhanced retail footprint and marketplace presence. Included in the changing banking industry dynamics are the significant competitive changes taking place among southern New Jersey banks. The immediate effect on this period operating results must be weighed against the enhanced future prospects of the organization.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the nine months ended, September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	09/30/2007	09/30/2006	09/30/2007	09/30/2006
INCOME STATEMENT
Interest income	$6,774,000	$5,606,000	$19,358,000	$16,905,000
Interest expense	3,533,000	2,635,000	9,912,000	7,617,000
Net interest income	3,241,000	2,971,000	9,446,000	9,288,000
Provision for loan losses	-	45,000	101,000	135,000
Net interest income after
provision for loan losses	3,241,000	2,926,000	9,345,000	9,153,000
Noninterest income	219,000	175,000	620,000	518,000
Noninterest expenses	3,602,000	2,619,000	10,160,000	8,099,000
Income (loss) before taxes	(142,000)	482,000	(195,000)	1,572,000
Income tax expense (benefit)	(48,000)	183,000	(54,000)	597,000
Net income (loss)	$(94,000)	$299,000	$(141,000)	$975,000

PER SHARE DATA
Basic and Diluted earnings (losses) per share	$(0.02)	$0.06	$(0.03)	$0.19
Dividends paid on common shares	$0.03	$0.03	$0.09	$0.09

Average shares outstanding – Basic	5,843,774	5,014,601	5,620,187	5,009,429
Average shares outstanding – Diluted	5,843,774	5,103,315	5,620,187	5,107,225

BALANCE SHEET
Assets
Cash & due from banks			$15,088,000	$12,161,000
Federal funds sold			1,336,000	2,017,000
Total investment securities			55,243,000	59,895,000

3100 Route 38, Mount Laurel, New Jersey 08054

Restricted stock			1,796,000	1,655,000
Total loans			312,824,000	247,831,000
Allowance for loan losses			(2,829,000)	(1,290,000)
Other assets			32,820,000	12,393,000
Total assets			$416,278,000	$334,662,000

Liabilities
Total deposits			$364,244,000	$287,703,000
Total borrowings			7,050,000	10,735,000
Other liabilities			1,607,000	1,209,000
Total liabilities			372,901,000	299,647,000

Shareholders' equity
Common stock			11,688,000	9,552,000
Additional paid-in capital			29,700,000	22,892,000
Retained earnings			2,313,000	3,311,000
Accumulated other comprehensive losses			(324,000)	(740,000)
Total shareholders' equity			43,377,000	35,015,000
Total liabilities and shareholders’ equity			$416,278,000	$334,662,000

PERFORMANCE RATIOS
Book value per share			$7.42	$6.98
Tangible book value per share			$4.85	$6.98
Return on average assets	(0.09)%	0.35%	(0.05)%	0.37%
Return on average equity	(0.86)%	3.43%	(0.46)%	3.80%
Net interest margin	3.39%	3.67%	3.43%	3.75%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $416 million as of September 30, 2007 and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its eleven other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Bank to effectively manage its growth, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other

3100 Route 38, Mount Laurel, New Jersey 08054

documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.

3100 Route 38, Mount Laurel, New Jersey 08054